PRESS RELEASE

Plantronics Declares Quarterly Dividend

FOR INFORMATION, CONTACT: Jon Alvarado Investor Relations Manager (831) 458-7533	FOR IMMEDIATE RELEASE January 18, 2005

SANTA CRUZ, CA. - January 18, 2005 - Plantronics, Inc., (NYSE: PLT) today announced that its Board of Directors declared a quarterly dividend of $0.05 per share. The dividend is payable on March 10, 2005 to shareholders of record at the close of business on February 11, 2005.

"We are pleased that our continuing strong financial position is enabling us to invest and grow the business and still return some of the cash flow generated to our shareholders in the form of a dividend," said Ken Kannappan, President and Chief Executive Officer.

About Plantronics

Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 3,900 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 20 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802 831-426-6060 / Fax 831-426-6098